EXHIBIT 10.1

RUBIO’S RESTAURANTS, INC.
2006 EXECUTIVE INCENTIVE PLAN

The Board of Directors of Rubio’s Restaurants, Inc. (“Company”) adopted the 2006 Executive Incentive Plan (“Plan”), on April 27, 2006 effective on the date set forth in Section 14 below. The stockholders of the Company approved the Plan on ______, 2006.

1      Purpose.

The purpose of the Plan is to provide performance-based incentive compensation in the form of cash payments or stock awards to executive officers and other members of senior management of the Company and any of its subsidiaries which might subsequently adopt the Plan. The Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

2.      Administration.

The Plan shall be administered by the Compensation Committee, provided, however, that the Compensation Committee is composed solely of two or more outside directors as defined in Section 162(m). All determinations under the Plan, including those related to interpretation of the Plan and the forms of awards provided for hereunder, eligibility, or the payment or pro-ration of any payment shall be made by the Compensation Committee in its sole discretion, and such determinations shall be final and binding on all employees.

3.     Stockholder Approval.

The Plan shall be approved by the stockholders of the Company. To the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, the material terms of the Plan shall be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the material terms of the Plan.

4.     Participants.

For each measurement period (which may but need not be a fiscal year of the Company or which may be different for different participants), the Compensation Committee will choose, in its sole discretion, those eligible employees who will participate in the Plan during that measurement period and will be eligible to receive payment under the Plan for that measurement period.

(a) Eligible Employees. Persons who are eligible to participate in the Plan are all members of senior management of the Company and its subsidiaries. For purposes of the Plan, senior management is defined as any officer of the Company or its subsidiaries who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, or who is designated as eligible to participate in the Plan by the Compensation Committee in its sole discretion.

(b) Employment Criteria. In general, to participate in the Plan an eligible employee must be continuously employed by the Company or a subsidiary for the entire measurement period. In the event of death or disability, a participant shall be vested in a pro rata share of an award based upon services rendered during the measurement period.

If a participant is on unpaid leave status for any portion of the measurement period, the Compensation Committee, in its discretion, may reduce the participant’s payment on a pro rata basis.

5.     Awards.

The Compensation Committee shall determine the size and terms of an individual award that can be made in cash or stock. Stock awards may be settled in shares of common stock of the Company reserved for issuance under (i) the Company’s 1999 Stock Incentive Plan or (ii) any stock option, equity incentive or similar plan that may hereafter be adopted by the Company’s Board of Directors and approved by its stockholders. The stock awards may be settled in cash at the election of the Company. Stock awards granted pursuant to the Plan shall vest upon the attainment of performance goals established by the Compensation Committee under Section 6.

6.     Business Criteria on Which Performance Goals Shall be Based.

Payments in the form of cash and/or stock under the Plan shall be based on the Company’s attainment of performance goals based on one or more of the following business criteria:

•	Return on equity, assets, or invested capital.

•	Stockholder return, actual or relative to an appropriate index (including share price or market capitalization).

•	Actual or growth in revenues, orders, operating income, or net income (with or without regard to amortization/impairment of goodwill).

•	Free cash flow generation.

•	Operational performance, including asset turns, revenues per employee or per square foot, or comparable store sales.

•
Individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities, and that are designed to improve the financial performance of the Company or a specific division, region or subsidiary of the Company. The goals and objectives may be derived from and consistent with the operating plan(s) adopted by the Board of Directors of the Company for the Company, as a whole, or any division, region or subsidiary of the Company for the particular year or years to which the participant’s performance is measured.

7.     Establishing Performance Goals.

The Compensation Committee shall establish, for each measurement period:

(a)the length of the measurement period;

(b) the specific business criterion or criteria, or combination thereof, that will be used;

(c) the specific performance targets that will be used for the selected business criterion or criteria;

(d)	any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary or non recurring items;

(e) the formula for calculating compensation eligible for payment under the Plan in relation to the performance targets;

(f) the eligible employees who will participate in the Plan for that measurement period; and

(g) if applicable, the target amounts for each participant for the measurement period.

The Compensation Committee shall make these determinations in writing no later than 90 days after the start of each measurement period, but in no event later than the date 25% of the measurement period has elapsed, and while the outcome or results of such determinations are substantially uncertain. Cash awards to any one participant in any one fiscal or calendar year under the Plan shall not exceed $2,000,000. Stock awards or restricted stock unit awards granted to any one participant in any one fiscal or calendar year (which may vest over multiple years) under the Plan shall not exceed a maximum of 300,000 shares of the Company’s common stock. Such maximum amount of 300,000 shares shall be adjusted in the discretion of the Compensation Committee in the event of any stock dividend, stock split, extraordinary cash dividend, or similar recapitalization of the Company.

Unless otherwise specified by the Compensation Committee in establishing the criteria for the particular measurement period, if the Company or its subsidiaries consummate one or more acquisitions during the measurement period that, individually or in the aggregate, constitute a “triggering acquisition” (“Triggering Acquisition”), the measurement period shall end early, on the last day of the calendar quarter immediately before the consummation of the first acquisition that constitutes a Triggering Acquisition (either individually or when aggregated with prior acquisitions during the measurement period), and pro-rated payments shall be paid based on the degree of attainment of the performance goals during the shortened measurement period. For purposes of this paragraph, a Triggering Acquisition means an acquisition (or combination of acquisitions) in which the acquired entity’s operating earnings (earnings before transaction-related expense) for the four quarters completed immediately before consummation of the acquisition is equal to 10% or more of the pro-forma operating earnings for the same four quarters for the combination of the Company and its subsidiaries and the acquired entity. If either the Company and its subsidiaries or the entity being acquired had consummated other acquisitions during the four quarters in question, the calculation described in the prior sentence shall be done using pro-forma earnings for each combined entity.

If an employee joins the Company or a subsidiary of the Company during any particular measurement period established for executive officers or other members of senior management of the Company and becomes an eligible employee pursuant to Section 4(b) with respect to that measurement period, and if the employee is a “covered employee” within the meaning of Section 162(m), then to the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, all relevant elements of the performance goals established pursuant to Sections 6 and 7 of this Plan for that employee must be established on or before the date on which 25% of the time from the commencement of employment to the end of the measurement period has elapsed, and the outcome or results under the performance goals for the measurement period must be substantially uncertain at the time those elements are established.

8.     Determination of Attainment of Performance Goals.

The Compensation Committee shall determine, pursuant to the performance goals and other elements established pursuant to Sections 6 and 7 of the Plan, the amounts to be paid to each employee for each measurement period or the extent to which awards have vested. The Compensation Committee’s determinations shall be final and binding on all participants and shall be memorialized in the minutes of the Compensation Committee. The Compensation Committee shall not have discretion to increase the amount of an award or accelerate the vesting of an award to any employee who is a “covered employee” within the meaning of Section 162(m) if such action would cause the award or any part thereof to not be deductible under the Internal Revenue Code.

9.     Amendments.

The Compensation Committee may not amend or terminate the Plan so as to increase, reduce or eliminate awards under the Plan for any given measurement period retroactively, that is, on any date later than 90 days after the start of the measurement period. The Compensation Committee may amend or terminate the Plan at any time on a prospective basis and/or in any fashion that does not increase, reduce or eliminate awards retroactively. The foregoing notwithstanding, except as required by applicable law, the Compensation Committee shall not have the power to amend the Plan in any fashion that would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor. Without limiting the generality of the foregoing, to the extent it would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor under then applicable law, the Compensation Committee shall not have the power to change the material terms of the performance goals unless (i) the modified performance goals are established by the Compensation Committee no later than 90 days after the start of the applicable measurement period, on or before 25% of the measurement period has elapsed, and while the outcome or results are substantially uncertain; and (ii) no payments are made under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by the Company’s stockholders.

10.  Rule 10b5-1 Trading Plans; Stock Withholding.

It is expected that participants under the Plan will establish or modify stock trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934 to provide for the sale of Company shares and remit to the Company the proceeds to meet the Company’s withholding obligations in connection with stock awards hereunder. To the extent participants fail to establish or modify 10b5-1 plans in accordance with the foregoing, the Company shall at its election either require the participant to pay cash sufficient to meet the withholding obligations or the Company shall withhold the number of shares under a stock award sufficient (based on the fair market value of the Company’s common stock) to meet such withholding obligation.

11.  Effect on Employment/Right to Receive.

Nothing in the Plan shall interfere with or limit in any way the right of the Company or its subsidiaries to terminate any participant’s employment or service at any time, with or without cause or notice. Furthermore, the Company expressly reserves the right, which may be exercised at any time and without regard to any measurement period, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a participant under the Plan. For purposes of the Plan, transfers of employment between the Company and/or its subsidiaries shall not be deemed a termination of employment. No person shall have the right to be selected to receive any award under the Plan, or, having been so selected, have the right to receive a future award.

12.  Successors.

All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business or assets of the Company.

13.  Nontransferability of Awards.

No award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the extent permitted by the Company’s 1999 Stock Incentive Plan, or other equity plan, to the extent an award is payable from such plans. All rights with respect to an award granted under this Plan shall be available during his or her lifetime only to the participant to whom the award is granted.

14. Effectiveness; Prior Plans Superseded.

The Plan shall be effective upon adoption by the Board of Directors of the Company, subject to stockholder approval within twelve months of its adoption by the Board of Directors. Any award granted under the Plan before it is approved by the stockholders of the Company shall be null and void and of no force and effect if the stockholders of the Company do not approve of the Plan within the twelve month period following adoption by the Board of Directors.